UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2023

BUNKER HILL MINING CORP.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-150028	32-0196442
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

82 Richmond Street East, Toronto, Ontario, Canada M5C 1P1

(Address of Principal Executive Offices) (Zip Code)

416-477-7771

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
none

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On May 23, 2023, Bunker Hill Mining Corp. (the “Company”) issued a press release regarding, among other things, the Company’s entrance into a non-binding term sheet for an upsized financing package with Sprott Private Resource Streaming & Royalty Corp. (“Sprott Streaming”). A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information set forth in this Item 7.01, including the information set forth in Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Items.

Project Finance Package

On May 23, 2023, the Company announced that it had entered into a non-binding term sheet (the “Term Sheet”) with Sprott Streaming for an upsized $67 million project financing package. The package consists of a $46 million multi-metals stream (the “Stream”) and a commitment for a $21 million new debt facility (the “Debt Facility”) that will be available for draw, subject to certain terms and conditions, for two years at the Company’s election. Including the previously funded $8 million Royalty Convertible Debenture (the “RCD”), $6 million Series 1 Convertible Debenture (the “CD1”), and $15 million Series 2 Convertible Debenture (the “CD2”), Sprott Streaming’s total commitment to the Bunker Hill Mine restart would increase to $96 million.

Pursuant to the Term Sheet, the maximum amount under the Stream will be increased from $37 million to $46 million (the “Stream Amount”). The terms of the Stream are unchanged from those announced in December 2021, applying to 10% of payable metals sold until a minimum quantity of metal is delivered consisting of, individually, approximately 63.5 million pounds of zinc, 40.4 million pounds of lead, and 1.2 million ounces of silver. Thereafter, the Stream would apply to 2% of payable metals sold. The delivery price of streamed metals will be 20% of the applicable spot price. The Company may buy back 50% of the Stream Amount at a 1.40x multiple of the Stream Amount between the second and third anniversary of the date of funding, and at a 1.65x multiple of the Stream Amount between the third and fourth anniversary of the date of funding.

As previously contemplated, upon funding of the Stream, the RCD will be repaid by the Company, and the Company will grant a royalty for 1.85% of life-of-mine gross revenue (the “Royalty”) from mining claims considered to be historically worked (the “Primary Claims”), contiguous to current accessible underground development, and covered by the Company’s 2021 ground geophysical survey. A 1.35% rate will apply to claims outside of these areas (the “Secondary Claims”). The previously announced royalty put option permits Sprott Streaming to resell the Royalty to the Company for $8 million upon default under the CD1 or CD2 until such time that they are repaid in full.

The Debt Facility consists of a $21 million facility that will be available for draw at the Company’s election for a period of two years. Any amounts drawn will bear interest of 10% per annum, payable annually in cash or capitalized until three years from closing of the Debt Facility at the Company’s election, and thereafter payable in cash only. The maturity date of any drawings under the Debt Facility will be four years from closing of the Debt Facility. For every $5 million or part thereof advanced under the Debt Facility, the Company will grant a new 0.5% life-of-mine gross revenue royalty, on the same terms as the Royalty, to a maximum of 2.0% on the Primary Claims and 1.4% on the Secondary Claims. The Company may buy back 50% of these royalties for $20 million.

Pursuant to the Term Sheet, the parties have also agreed to extend the maturities of the CD1 and CD2 to March 31, 2026, when the full $6 million and $15 million, respectively, will become due.

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The Term Sheet is subject to the negotiation of definitive transaction documents and the approval of those documents by the Company’s board of directors. The closing of the Stream, Debt Facility, and other transactions contemplated by the Term Sheet are conditional on the satisfaction of a number of conditions, including satisfactory completion of due diligence acceptable to Sprott, finalization of definitive transaction documents, and regulatory and stock exchange approvals.

Concentrate Offtake Agreement and Offtake Financing Discussions

On May 23, 2023, the Company announced that Teck Resources Limited (“Teck”) exercised its option to acquire 100% of the zinc and lead concentrate production from the Bunker Hill Mine for a five-year period. The transaction is subject to the negotiation of definitive transaction documents and the approval of those documents by the Company’s board of directors. The transaction would secure a long-term, sustainable revenue source for the Bunk Hill Mine.

The Company remains in discussions with potential providers of offtake financing. Any agreement with a metal trader, in lieu of the Debt Facility, would be subject to approval by Teck and Sprott Streaming.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated as of May 23, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUNKER HILL MINING CORP.

Dated: June 1, 2023	By:	/s/ Sam Ash
	Name:	Sam Ash
	Title:	President and CEO

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